Exhibit 10.1

SEALED AIR CORPORATION

PERFORMANCE-BASED COMPENSATION PROGRAM

(as amended effective for the 2005 fiscal year)

In order to entitle Sealed Air Corporation (the “Corporation”) to deduct for U.S. income tax purposes the compensation expense resulting from certain performance-based compensation provided to certain officers and other eligible employees (as defined below) pursuant to awards under the Corporation’s 2005 Contingent Stock Plan or under annual cash bonus arrangements, the following are the terms under which such awards may be granted to such eligible employees as provided in Internal Revenue Code Section 162(m) and the regulations thereunder, as the same may be amended from time to time (“Section 162(m)”):

I.   Eligible Employees:

The class of employees eligible for awards under this program (“eligible employees”) consists of the chief executive officer of the Corporation, the other four most highly compensated executive officers of the Corporation, and other officers and key employees of the Corporation or any of its subsidiaries selected by the committee of the Board of Directors (the “Committee”) that is authorized by the Board of Directors to establish and administer performance goals under this program.  The Committee will be comprised of “outside directors” as that term is defined in Section 162(m).

II.  Performance-based Awards of Common Stock:

Performance-based awards payable in shares of the Corporation’s Common Stock under the 2005 Contingent Stock Plan of Sealed Air Corporation or a successor plan can be made based upon achievement of pre-established objective goals during a performance period (which may be the calendar year) established by the Committee, consistent with the requirements of Section 162(m).  If such goals are achieved, then an eligible employee may be granted one or more awards payable in shares of Common Stock under the 2005 Contingent Stock Plan during the 12-month period following the performance period in an aggregate amount up to the pre-established award level.

The maximum amount of performance-based awards payable in shares of the Corporation’s Common Stock under the 2005 Contingent Stock Plan to any eligible employee under this program during any 12-month period may not exceed two-tenths of 1% (0.2%) of the issued and outstanding shares of the Corporation’s Common Stock at the beginning of such period.  The Committee retains the sole and exclusive discretion to set pre-established award levels for awards under the Corporation’s 2005 Contingent Stock Plan at an amount less than the maximum level specified in the prior sentence and to reduce (including a reduction to zero) any award payable in shares of Common Stock under the 2005 Contingent Stock Plan that is otherwise payable under the program.

III.  Performance-based Awards of Cash:

Performance-based awards of cash under the Corporation’s annual cash bonus arrangements can be made to eligible employees based upon achievement of pre-established objective goals during a calendar year performance period.  If such goals are achieved, the eligible employee may be granted an annual cash bonus for such year in an amount of up to the greater of one percent (1%) of the Corporation’s net earnings for that fiscal year or $1 million, provided, however, that the Committee in its sole and exclusive discretion may reduce (including a reduction to zero) any award to be made in cash to any eligible employee that is otherwise payable under the program for such year.  At the sole and exclusive discretion of the Committee, an annual cash bonus may be paid although such goals have not been achieved if the eligible employee dies or becomes disabled during the performance period or a “change in control” (as defined in the 2005 Contingent Stock Plan) occurs during the performance period.

IV.   Pre-established Objective Goals:

A.  Performance-based awards under this program will require attainment of objective, pre-established goals based on one or more of the following criteria: growth in net sales; operating profit; net earnings; measures of cash flow; measures of expense control; earnings before interest and taxes (commonly called EBIT); earnings before interest, taxes, depreciation and amortization (commonly called EBITDA); earnings per share; successful completion of strategic acquisitions, joint ventures or other transactions; measures of return on assets, return on invested capital or return on equity; shareholder value added (net operating profit after tax (NOPAT), excluding non-recurring items, less the Corporation’s cost of capital); and the ratio of net sales to net working capital, or any combination of the foregoing goals.  Goals may be established on a corporate-wide basis or with respect to one or more business units, divisions or subsidiaries, and may be either in absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.  For the purpose of determining whether a goal has been attained, the Committee may exclude the impact of charges, credits and related costs for restructurings, discontinued operations, extraordinary items, debt redemption or retirement, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles, and other unusual or non-recurring items as defined by the Committee when the goals are established.

B.  Pre-established goals and award levels will be established by the Committee in writing during the first 90 days of the performance period (or during the first 25% of the performance period if the performance period is less than a year), provided that the outcome is substantially uncertain at the time the Committee establishes the goal. Except as specified in this program, performance goals may not be changed once set.  No awards under the 2005 Contingent Stock Plan or cash payments will be made until the Committee has certified that the performance goals have been met.

V.  Additional Provisions:

A.  The limits on awards made under the 2005 Contingent Stock Plan and in cash are cumulative, that is, the Corporation may grant to any eligible employee in any year awards up to the specified limits both for Common Stock and for cash.  While the limits are annual, performance-based awards need not be made every year, and the Committee shall have the discretion to determine the intervals between successive performance-based awards.

B.  In the event of any change in the Corporation’s capitalization, such as through a stock split, stock dividend, recapitalization, merger or consolidation, appropriate adjustments will be made by the Board of Directors to the maximum amount of performance-based awards payable in shares of the Corporation’s Common Stock during any 12-month period to an eligible employee, to the pre-established award level for any award payable in shares of the Corporation’s Common Stock, to the amount of any performance-based award payable in shares of the Corporation’s Common Stock that has been approved by the Committee before such change occurred but not yet made as of such change, and to any pre-established goal that is based upon the Corporation’s capitalization, such as earnings per share.

C.  The Committee shall be entitled at its discretion to approve awards under the 2005 Contingent Stock Plan, cash bonuses or compensation under any other compensation plan or arrangement that does not meet the requirements of Section 162(m) and thus may be partly or fully non-deductible by the Corporation for U.S. income tax purposes.

D.  Except as provided above and subject to the stockholder approval requirements of Section 162(m), the Committee shall have complete power and authority to amend, suspend or terminate any or all terms of the performance-based compensation program, except that it may not alter performance goals or increase pre-established award levels once they have been established for a performance period.  The Committee shall have full authority to administer the performance-based compensation program and to interpret the program’s terms and establish rules for the administration of the program, although the Committee may consider recommendations from the Chief Executive Officer of the Corporation or from directors who are not members of the Committee.  The Committee’s determinations under the program shall be final.

E.  An eligible employee’s rights and interests under the program may not be assigned or transferred by the eligible employee.  To the extent an eligible employee acquires a right to receive an award under the program, such right shall be no greater than the right of any unsecured general creditor of the Corporation.  Nothing contained in the program shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and an eligible employee.  Designation as an eligible employee under the program shall not entitle the employee to continued employment with or, if applicable, continuation as an officer of the Corporation or any of its subsidiaries.

F.  The program shall be construed and governed in all respects under the laws of the United States to the extent applicable and, to the extent such laws are not applicable, under the laws of the State of New Jersey.

The foregoing terms of the amended performance-based compensation program shall become effective as of the Corporation’s 2005 fiscal year, subject to the approval by the affirmative vote of a majority of votes cast by the stockholders of the Corporation at the 2005 annual meeting of stockholders.